Exhibit 99.2

    THE BEARD COMPANY                                        News Release
Enterprise Plaza, Suite 320
    5600 North May Avenue                              Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO


                                THE BEARD COMPANY
                 COMMENCES $1,800,000 CONVERTIBLE NOTE OFFERING

FOR IMMEDIATE RELEASE:  September 15, 2004

     Oklahoma City, Oklahoma --- During the past 60 days the Company announced the execution of a services agreement and a pond fines recovery agreement for projects to be undertaken by Beard Technologies, Inc. In order to provide the equity required to secure the debt financing needed for the pond fines recovery project, The Beard Company (OTCBB:BRCO) today announced that it has arranged for an investment banking firm to sell $1,800,000 of 9% 5-year subordinated notes to accredited investors in a private placement on a best efforts basis. The notes are convertible into shares of the Company's common stock at a conversion price of $1.50 per share. Some of the notes will also be sold by the Company.

     Neither the 9% convertible notes nor the underlying common stock into which they are convertible have been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

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FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.


Fax Number (405) 842-9901                              Email:  hmee@beardco.com